Exhibit 5.1

Dentons US LLP 2000 McKinney Avenue Suite 1900 Dallas, TX 75201-1858 United States dentons.com

April 12, 2022

Camden Property Trust

11 Greenway Plaza, Suite 2400

Houston, Texas 77046

Ladies and Gentlemen:

We are acting as counsel for Camden Property Trust, a Texas real estate investment trust (the “Company”), connection with the issuance and sale by the Company of 2,900,000 common shares of beneficial interest (the “Underwritten Shares”), par value $0.01 per share (the “Common Shares”), and an additional 435,000 Common Shares (together with the Underwritten Shares, the “Shares”) pursuant to an option granted by the Company pursuant to the Underwriting Agreement (as defined below), pursuant to the prospectus supplement dated April 7, 2022 (the “Prospectus Supplement”) supplementing the prospectus dated May 14, 2020 (the “Base Prospectus”) that forms part of the Company’s Registration Statement on Form S-3 (File No. 333-238249) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Shares are to be sold pursuant to the Underwriting Agreement (the “Underwriting Agreement”) dated April 7, 2022 between the Company, on one hand, and BofA Securities, Inc. and Wells Fargo Securities, LLC, on the other hand.

We are delivering this opinion to you at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, in connection with rendering this opinion, we have examined originals, certified copies, or copies otherwise identified as being true copies of the following:

(a)	the Declaration of Trust of the Company and the Bylaws of the Company, each as amended;

(b)	the Base Prospectus and the Prospectus Supplement;

(c)	the Registration Statement;

(d)	the executed Underwriting Agreement; and

(e)	resolutions of the Board of Trust Managers of the Company dated April 7, 2022.

Sirote ▶ Adepetun Caxton-Martins Agbor & Segun ▶ Davis Brown ▶ East African Law Chambers ▶ Eric Silwamba, Jalasi and Linyama ▶ Durham Jones & Pinegar ▶ LEAD Advogados ▶ Rattagan Macchiavello Arocena ▶ Jiménez de Aréchaga, Viana & Brause ▶ Lee International ▶ Kensington Swan ▶ Bingham Greenebaum ▶ Cohen & Grigsby ▶ Sayarh & Menjra ▶ For more information on the firms that have come together to form Dentons, go to dentons.com/legacyfirms

Camden Property Trust April 12, 2022 Page 2	dentons.com

In addition, we have examined originals or copies authenticated to our satisfaction of such corporate records, certificates of officers of the Company and public officials, and other documents as we have deemed relevant or necessary in connection with our opinions set forth herein. We have relied, without independent verification, on certificates of public officials and, as to questions of fact material to such opinions, upon the representations of the Company set forth in the Underwriting Agreement, certificates of officers and other representatives of the Company and factual information we have obtained from such other sources as we have deemed reasonable. We have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this letter. We have not independently verified the accuracy of the matters set forth in the written statements or certificates upon which we have relied, nor have we undertaken any lien, suit or judgment searches or searches of court dockets in any jurisdiction. We have also assumed the genuineness and authenticity of all documents examined by us and all signatures thereon, and the conformity to originals of all copies of all documents examined by us.

For the purposes of this opinion letter, we have assumed that, at the time of the issuance, sale and delivery of the Shares pursuant to the Underwriting Agreement: (i) the authorization thereof by the Company will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity, legally binding character or enforceability thereof; and (ii) the Declaration of Trust of the Company, as currently in effect, will not have been modified or amended and will be in full force and effect.

Based on the foregoing, and in reliance thereon, and subject to the qualifications, limitations, and exceptions stated herein, we are of the opinion, having due regard for such legal considerations as we deem relevant, that:

1.	The Shares have been duly authorized for issuance by the Company.

2.

The Shares, when issued and delivered by the Company in exchange for payment of the consideration therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of Texas and the federal laws of the United States of America.

We consent to the filing of this opinion as an exhibit to the Form 8-K, filed with the Commission on or around April 11, 2022. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

Sincerely, /s/ Dentons US LLP DENTONS US LLP